     Exhibit 10.47

February 17, 2025

Timothy Kelly

Dear Tim:

I am pleased to announce that the Caribou Board of Directors has approved a bonus based on the Company’s achievements in 2024. You will receive a one-time payment of $166,250.00, less applicable withholding taxes, on March 7, 2025. Additionally, your base salary has been increased to $491,625.00, effective January 1, 2025. Your February 28, 2025 paycheck will reflect your new salary as well as a retroactive payment back to January 1 for your salary increase. Your target bonus remains at 40.0% in 2025 for your role as Chief Technology Officer. Your manager continues to be Rachel E. Haurwitz, Ph.D., President and CEO

Additionally, on February 20, 2025, the Company will grant you (i) an option to purchase 170,000 shares of the Company’s Common Stock (the “Option”) and (ii) 37,500 restricted stock units (RSU). The exercise price per share of the Option will be equal to the market value per share of the Company’s Common Stock on February 20, 2025 (the “Grant Date”). Twenty-five percent (25%) of the Option shares will vest one (1) year after the grant date, subject to your continuing employment with the Company, and no shares will vest before the one (1) year date. The remaining Option shares will vest monthly thereafter (1/48 of the grant per month for the thirty-six (36) months after February 20, 2026), subject to your continuing employment with the Company on each vesting date. Twenty-five percent (25%) of the RSU grant will vest on each of the yearly anniversaries of the Grant Date for the next four (4) years, subject to your continuing employment with the Company on each vesting date. The Option and RSUs will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan and auxiliary agreements. No right to any equity is earned or accrued until a vesting date and the grant of equity does not confer any right to continued vesting of such equity.

I sincerely thank you all for your contributions to Caribou in 2024 and I look forward to everything we will accomplish together in 2025.

Sincerely,

Rachel E. Haurwitz, Ph.D.
President and CEO
Caribou Biosciences, Inc., 2929 7th Street, Suite 105, Berkeley, CA 94710; (510) 982-6030